Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-3820
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS FOURTH QUARTER RESULTS AND RECORD

FULL-YEAR 2010 EARNINGS; PROVIDES 2011 GUIDANCE

Highlights:

•	2010 earnings per share from continuing operations were $2.56; excluding special items, earnings per share from continuing operations were $2.66.

•	Full-year 2010 segment operating income margins improved by 120 basis points from prior year.

•	Biocides Products operating income for full-year 2010 increased approximately 40 percent ($42 million) from 2009.

•	Earnings per share from continuing operations were $0.20 for the fourth quarter of 2010, compared to $0.12 per share for the prior year quarter.

•	For the full-year 2011, sales are expected to grow by five to seven percent and earnings are expected to be in the $2.75 to $3.00 per share range.

NORWALK, Conn., February 3, 2011 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced full-year sales of $1,377.4 million in 2010, compared to $1,244.8 million in 2009. Earnings per share from continuing operations for full-year 2010 were $2.56 on $64.5 million of income, compared to $1.92 on $48.3 million of income in 2009. Included in the 2010 results is a $1.3 million tax charge, or $0.05 per share, related to an income tax rate change in the United Kingdom, and an after-tax charge of $1.2 million, or $0.05 per share, related to severance and impairment charges due to the consolidation of three of the Company’s United States research and development and technical service facilities. Excluding these items, earnings per share from continuing operations were $2.66 on $67.0 million of income, compared to earnings per share from continuing operations of $1.95 in 2009, which excluded an executive severance charge of $0.03 per share.

Segment operating income was $108.6 million in 2010, compared to $82.7 million in 2009.

“I am extremely pleased with our record 2010 operating results,” said Arch Chemicals’ Chairman, President and CEO, Michael E. Campbell. “Our business teams did an excellent job of profitably growing sales from innovative products, emerging markets and new applications for existing products, as well as by expanding market share and increasing prices where possible. As a result of these efforts, operating margins increased by 120 basis points for the year, and we are on target to expand operating margins to exceed 10 percent by year-end 2013.” Mr. Campbell added, “We also divested our non-core industrial coatings business in 2010 and completed new financing arrangements, which further strengthened our balance sheet and provided us with added financial flexibility to support the long-term growth prospects of our core Biocides businesses. Together, these major accomplishments position Arch very well for 2011 and beyond.”

Sales for the fourth quarter of 2010 were $311.7 million, compared to $293.4 million for the fourth quarter of 2009. Earnings per share from continuing operations for the quarter were $0.20 per share on $5.1 million of income, compared to $0.12 per share on $3.1 million of income in 2009.

Quarterly segment operating income was $6.4 million in 2010, compared to $3.9 million in 2009.

Segment operating results for prior periods have been adjusted as the Company has reallocated certain historical centralized service costs, which were previously allocated to the industrial coatings business, to the Company’s other businesses.

The following compares segment sales and operating income (loss) for the fourth quarters of 2010 and 2009 (including equity in earnings of affiliated companies and excluding restructuring and impairment):

Biocides Products

Biocides Products reported sales of $263.9 million and operating income of $15.7 million in 2010 compared with sales of $250.3 million and operating income of $9.8 million in 2009.

HTH Water Products

HTH water products reported sales of $126.2 million and an operating loss of $0.6 million for 2010, compared to sales of $117.8 million and break-even results for 2009.

Sales increased $8.4 million, or seven percent, due to higher volumes (five percent) and favorable foreign exchange. The higher volumes primarily related to the North American surface water and professional pool dealer businesses. Additionally, volumes improved in South Africa due to increased demand for residential and non-residential products. Higher pricing in South Africa was offset by lower pricing in Latin America.

Operating results decreased by $0.6 million from the prior year. Included in the 2010 results is a $1.8 million charge related to a duty claim in France. Included in the 2009 results is a $1.0 million benefit related to an antidumping duty ruling for the review period of June 1, 2007 to May 31, 2008. Excluding these two items, operating results improved by $2.2 million principally due to higher volumes.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $76.4 million and operating income of $14.0 million, compared to sales and operating income of $75.6 million and $10.5 million, respectively, in 2009.

Sales increased $0.8 million, or one percent, as higher volumes (five percent) were mostly offset by lower pricing. The higher volumes were primarily due to strong demand for biocides used in building products as the global construction markets saw modest improvement from the fourth quarter of 2009 and the Company benefited from both new applications for its existing products and from new products. Additionally, volumes improved for biocides used in health and hygiene products, principally due to increased demand for surface disinfection and antidandruff products. The lower pricing was principally related to health and hygiene products.

Operating income increased $3.5 million as lower raw material costs and favorable absorption from higher volumes more than offset the lower pricing. In addition, 2009 was negatively impacted by unfavorable absorption due to an inventory reduction program.

Wood Protection

Wood protection reported sales of $61.3 million and operating income of $2.3 million, compared to sales and an operating loss of $56.9 million and $0.7 million, respectively, in 2009.

Sales increased $4.4 million, or eight percent, as higher volumes (ten percent) and favorable foreign exchange (two percent) were partially offset by lower pricing (four percent). Higher volumes in North America, driven by increased demand for residential and industrial products, were partially offset by lower volumes for residential products in Asia Pacific. The lower pricing principally related to unfavorable mix in Europe.

Operating results improved $3.0 million as higher volumes and lower product costs more than offset the lower pricing.

Performance Products

Performance Products reported sales of $47.8 million and operating income of $4.7 million compared with sales and operating income of $43.1 million and $4.5 million, respectively, in 2009.

Performance urethanes sales increased $4.4 million, or 11 percent, due to higher volumes (six percent) and improved pricing (five percent). Volumes improved due to higher demand for propylene glycol and polyol products. The higher pricing was in response to increased raw material costs. Improved pricing and higher volumes offset higher raw material costs. Operating income decreased $2.1 million as the $1.0 million of income related to a settlement of bankruptcy claims with a supplier was more than offset by the conclusion of the long-term contract manufacturing arrangement at the end of 2009, which contributed $3.1 million of income in 2009.

Hydrazine sales were comparable to 2009. Operating income increased by $2.3 million, principally due to $2.1 million of income related to a settlement of bankruptcy claims with a supplier.

General Corporate Expenses

Unallocated corporate expenses increased principally due to higher compensation-related costs in 2010. In addition, 2009 benefited from favorable foreign exchange associated with certain dollar-denominated loans of the Company’s foreign subsidiaries.

Other Items

In 2009, Lyondell, a key supplier to the Company’s hydrazine and performance urethanes businesses, filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code. In connection with the bankruptcy case, Lyondell filed several motions with the court to terminate all service, supply and toll agreements with the Company. The Company received a $3.1 million pre-tax settlement in December 2010 related to the termination of such agreements, which is recorded in Cost of Goods Sold.

The French taxing authorities notified the Company that it is responsible for paying additional duties in connection with certain products imported into France from October 2005 through May 2007 due to alleged errors in invoices prepared by a supplier. During the fourth quarter of 2010, the Company recorded a $1.8 million pre-tax charge related to this claim, which is recorded in Other Gains and Losses.

During September 2010, the Company entered into a $250 million master note purchase agreement with certain institutional investors. The Company issued $125.0 million of its Series 2010-A Senior Notes (“Senior Notes”) in September. The remaining $125.0 million were issued in December. The Senior Notes will mature in December 2017 and bear a fixed annual interest rate of 4.0%.

2011 Outlook

The Company expects full-year 2011 sales to increase by approximately five to seven percent as a result of strong organic growth from the Biocides businesses, partially offset by a modest decrease in sales in the non-biocides businesses. Segment operating income margins are expected to be approximately 8.5%. Earnings from continuing operations before special items are forecast to be in the $2.75 to $3.00 per share range. Depreciation and amortization is estimated to be in the $40 to $45 million range. Capital spending is expected to be approximately $55 million, including a major manufacturing technology upgrade at the Company’s HTH water products plant in the U.S. and the consolidation and expansion of three of the Company’s U.S. research and development functions into a newly leased facility. The effective tax rate is expected to be comparable to 2010.

The Company’s 2011 outlook assumes modestly improving market conditions in many of the Company’s key regions. The HTH water products business is expected to report higher profits than 2010. The guidance assumes the Company will recognize a pre-tax benefit (approximately $3 million) from a lower antidumping duty rate due to the expected favorable final ruling of the first administrative review period under appeal. It also assumes a similar pre-tax benefit from an expected lower antidumping duty rate for the fifth administrative review period under review covering chlorinated isocyanurates purchased from June 1, 2009 to May 31, 2010. These expected benefits should be partially offset by higher sourcing costs for these products from China.

The Company expects improved operating results for personal care and industrial biocides due to higher volumes and favorable plant and sourcing costs, which should more than offset increased spending for regulatory and toxicology compliance. The increased demand for the Company’s biocides is expected in industrial applications for building products and plastics as a result of improving market conditions, new applications of existing products and market penetration and to a lesser extent in health and hygiene applications. Wood protection results are forecast to improve as a result of a moderate recovery in the U.S. housing and construction markets in 2011, cost reduction programs and new customer acquisitions. Performance products results are expected to be below 2010 due to higher plant costs related to the start up of the manufacturing of hydrazine propellants for the U.S. Government and the $3.1 million settlement received from Lyondell in 2010. 2011 guidance for the businesses assumes increased investments in innovation. In addition, the Company expects general corporate expenses to be lower than 2010 as a result of reduced compensation-related expenses, while interest expense is expected to increase in 2011 as a result of the issuance of $250 million of Senior Notes.

For the first quarter, the Company anticipates earnings from continuing operations before special items to be in the $0.15 to $0.25 per share range, compared to earnings from continuing operations of $0.27 per share during the first quarter of 2010. The Company expects that operating income will be comparable to the prior-year period, while interest expense will be higher.

Commenting on the Company’s outlook, Mr. Campbell remarked: “2011 should be another excellent year for Arch Chemicals. We’re well positioned to capitalize on profitable, global growth opportunities as markets continue to recover. And I’m very excited about the earnings growth potential in our core Biocides businesses, including the expected benefits from our multifaceted margin improvement plan. Our relentless commitment to increase profit margins, maximize cash generation, improve operational excellence, optimize our Biocides portfolio and maintain an attractive dividend will help deliver long-term shareholder value.”

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of over $1 billion. Arch and its subsidiaries provide innovative, chemistry-based and related solutions to selectively destroy and control the growth of harmful microbes. The Company’s concentration is in water treatment, hair and skin care products, wood treatment, preservation and protection applications such as for paints and building products, and health and hygiene applications. Arch Chemicals operates in two segments: Biocides Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ fourth quarter 2010 earnings conference call on Thursday, February 3, 2011 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•

If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (888) 395-3186, passcode 8747130, in the United States, or (719) 325-2131, passcode 8747130, outside the United States.

•

A telephone replay will be available from 1:00 p.m. (ET) on Thursday, February 3, 2011 until 11:00 p.m. (ET) on Thursday, February 10, 2011. The replay number is (888) 203-1112, passcode 8747130; from outside the United States, please call (719) 457-0820, passcode 8747130.

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual outcomes to differ materially from those discussed include but are not limited to: general economic and business and market conditions; no improvement or weakening in U.S., European and Asian economies; increases in interest rates; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; loss of key customers; the Company’s ability to maintain chemical price increases or achieve targeted price increases; higher-than-expected raw material and energy costs and availability for certain chemical product lines; unexpected changes in the antidumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions, tax matters or patent matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer, supplier or Company plants; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; ability to obtain financing at attractive rates; financial market disruptions that impact our customers or suppliers; gains or losses on derivative instruments; implementation of the Company’s R&D consolidation consistent with the Company’s expectations; achievement of the Company’s multi-faceted margin improvement plan, including technology improvements which result in lower processing, energy and other costs; and unfavorable changes in the regulatory status of the Company’s products.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Sales	$311.7	$293.4	$1,377.4	$1,244.8
Cost of Goods Sold (b)	221.6	214.1	952.5	876.2
Selling and Administration	76.6	70.5	295.0	266.7
Research and Development	5.5	5.1	20.1	18.7
Other (Gains) and Losses (c)	1.8	—	1.8	—
Restructuring and Other Expense (d)	—	—	0.7	1.1
Impairment Charge (d)	—	—	1.2	—
Interest Expense, Net	2.9	3.0	12.2	12.1

Income from Continuing Operations Before Equity in Earnings of Affiliated Companies and Taxes	3.3	0.7	93.9	70.0
Equity in Earnings of Affiliated Companies	0.2	0.2	0.6	0.6
Income Tax (Benefit) Expense (e)	(1.6)	(2.2)	30.0	22.3

Income From Continuing Operations	5.1	3.1	64.5	48.3
Income (Loss) from Discontinued Ops (net of tax expense (benefit)) (f)	—	0.2	(0.5)	(0.6)
Gain (Loss) on Sale of Discontinued Ops (net of tax expense (benefit)) (g)	1.1	(0.6)	6.7	(0.6)

Net Income	$6.2	$2.7	$70.7	$47.1

Basic Income (Loss) Per Common Share:
Continuing Operations	$0.21	$0.12	$2.58	$1.93
Income (Loss) from Discontinued Operations (f)	—	0.01	(0.02)	(0.02)
Gain (Loss) on Sale of Discontinued Operations (g)	0.04	(0.02)	0.26	(0.02)

Basic Income (Loss) Per Common Share	$0.25	$0.11	$2.82	$1.89

Diluted Income (Loss) Per Common Share:
Continuing Operations	$0.20	$0.12	$2.56	$1.92
Income (Loss) from Discontinued Operations (f)	—	0.01	(0.02)	(0.02)
Gain (Loss) on Sale of Discontinued Operations (g)	0.04	(0.02)	0.26	(0.02)

Diluted Income (Loss) Per Common Share	$0.24	$0.11	$2.80	$1.88

Weighted Average Common Stock Outstanding - Basic	25.1	25.0	25.1	25.0
Weighted Average Common Stock Outstanding - Diluted	25.4	25.1	25.2	25.1

(a)	Unaudited. As a result of the sale of the industrial coatings business, the Company has adjusted prior period results to include the results of operations of this business as discontinued operations.
(b)	The three and twelve months ended December 31, 2010 include $3.1 million of income related to a settlement with a supplier.

The three and twelve months ended December 31, 2009 include a $2.9 million LIFO decrement and a $1.0 million benefit related to the favorable antidumping duty ruling for the period of review from June 1, 2007 through May 31, 2008.

(c)	The three and twelve months ended December 31, 2010 include a $1.8 million charge related to a duty claim on certain products imported into France.
(d)	The twelve months ended December 31, 2010 represent severance and the write-down of a building due to the consolidation of three of the Company's U.S. research and development facilities.

The twelve months ended December 31, 2009 represent executive severance.

(e)	The twelve months ended December 31, 2010 include a $1.3 million charge for a change in the U.K. corporate tax rate related to pension adjustments previously recorded in equity.
(f)	Represents the results of operations, net of tax, for the industrial coatings business through the date of sale, March 31, 2010.
(g)	The three and twelve months ended December 31, 2010 include a $1.0 million and $6.6 million gain related to the sale of the industrial coatings business, respectively.

The three and twelve months ended December 31, 2009 represent transaction costs related to the sale of the industrial coatings business.

Arch Chemicals, Inc.

Reconciliation of GAAP to Non-GAAP Information (a)

(In millions, except per share amounts)

The following table reconciles income and diluted income per share from continuing operations for the twelve months ended December 31, 2010 to income and diluted income per share from continuing operations before impairment and severance charges related to the U.S. R&D consolidation and before the impact of a change in the U.K. tax rate on deferred tax assets related to the Company's pension plans. The table is being provided in order to provide comparability to the Company's income and diluted income per share from continuing operations for the twelve months ended December 31, 2009.

	Twelve Months Ended December 31, 2010
	Income	EPS
Income from Continuing Operations	$64.5	$2.56
Add: Impairment and Severance, net of tax	1.2	0.05
Add: Impact of U.K. tax rate change on deferred tax assets related to pension plans	1.3	0.05

Income from Continuing Operations before impairment, severance and U.K. tax rate change	$67.0	$2.66

The following table reconciles income and diluted income per share from continuing operations for the twelve months ended December 31, 2009 to income and diluted income per share from continuing operations before executive severance. The table is being provided in order to provide comparability to the Company's income and diluted income per share from continuing operations for the twelve months ended December 31, 2010.

	Twelve Months Ended December 31, 2009
	Income	EPS
Income from Continuing Operations	$48.3	$1.92
Add: Executive severance, net of tax	0.7	0.03

Income from Continuing Operations before executive severance	$49.0	$1.95

(a)	Unaudited. As a result of the sale of the industrial coatings business, the Company has adjusted prior period results to include the results of operations of this business as discontinued operations.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets (a)

(In millions, except per share amounts)

	December 31, 2010	December 31, 2009 (b)
Assets:
Cash & Cash Equivalents	$210.2	$70.1
Accounts Receivable, Net (c)	124.5	126.3
Securitization-Related Receivable (c)	86.9	76.0
Inventories, Net	168.3	145.9
Other Current Assets	28.1	14.4
Assets Held for Sale	1.3	127.7

Total Current Assets	619.3	560.4
Investments and Advances - Affiliated Companies at Equity	1.7	2.0
Property, Plant and Equipment, Net	176.5	173.5
Goodwill	205.6	205.8
Other Intangibles	146.4	156.1
Other Assets	88.5	112.7

Total Assets	$1,238.0	$1,210.5

Liabilities and Shareholders’ Equity:
Short-Term Borrowings	$7.3	$11.1
Current Portion of Long-Term Debt	31.2	21.9
Accounts Payable	144.3	116.9
Accrued Liabilities	95.4	75.8
Liabilities Associated with Assets Held for Sale	—	57.7

Total Current Liabilities	278.2	283.4
Long-Term Debt	327.8	257.7
Other Liabilities	189.0	264.5

Total Liabilities	795.0	805.6
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
25.1 Shares Issued and Outstanding (25.0 in 2009)	25.1	25.0
Additional Paid-in Capital	469.3	461.4
Retained Earnings	141.8	91.2
Accumulated Other Comprehensive Loss	(193.2)	(172.7)

Total Shareholders’ Equity	443.0	404.9

Total Liabilities and Shareholders’ Equity	$1,238.0	$1,210.5

(a)	Unaudited.
(b)	As a result of the sale of the industrial coatings business, the Company has adjusted its historical financial statements to reflect this business as an Asset Held for Sale.
(c)	The Company sold certain accounts receivable through an accounts receivable securitization program (see Form 10-K for additional information). As a result, accounts receivable have been reduced, and amounts not yet collected from customers have been reflected as a Securitization-Related Receivable.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Twelve Months Ended December 31,	2010	2009
Operating Activities:
Net Income	$70.7	$47.1
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Provided by Operating Activities:
Loss from Discontinued Operations	0.5	0.6
(Gain) Loss on Sale of Discontinued Operations	(6.7)	0.6
Equity in Earnings of Affiliates	(0.6)	(0.6)
Other (Gains) and Losses	1.8	—
Depreciation and Amortization	40.3	41.7
Deferred Taxes	26.6	18.2
Impairment Charge	1.2	—
Restructuring Expense (Payments), Net	0.5	(0.2)
Changes in Assets and Liabilities, Net of Purchase and Sale of Businesses:
Accounts Receivable Securitization Program	—	—
Receivables	(6.2)	7.0
Inventories	(20.1)	51.9
Other Current Assets	(7.2)	2.1
Accounts Payable and Accrued Liabilities	22.8	(30.3)
Noncurrent Liabilities (b)	(59.8)	(31.5)
Other Operating Activities	7.1	(0.7)

Net Operating Activities from Continuing Operations	70.9	105.9
Cash Flows of Discontinued Operations	2.2	10.5

Net Operating Activities	73.1	116.4

Investing Activities:
Capital Expenditures	(29.4)	(27.4)
Businesses Acquired in Purchase Transaction	(2.3)	0.3
Proceeds from Sale of a Business	44.4	1.2
Proceeds from Sale of Land and Property	1.4	—
Cash Flows of Discontinued Operations	(0.4)	(2.5)

Net Investing Activities	13.7	(28.4)

Financing Activities:
Long-Term Debt Borrowings	314.0	201.3
Long-Term Debt Repayments	(234.8)	(239.4)
Short-Term Repayments, Net	(4.8)	(10.4)
Dividends Paid	(20.1)	(20.0)
Other Financing Activities	1.4	0.2
Cash Flows of Discontinued Operations	—	—

Net Financing Activities	55.7	(68.3)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2.4)	(0.4)

Net Increase in Cash and Cash Equivalents	140.1	19.3
Cash and Cash Equivalents, Beginning of Year	70.1	50.8

Cash and Cash Equivalents, End of Period	$210.2	$70.1

(a)	Unaudited. As a result of the sale of the industrial coatings business, the Company has adjusted prior period results to include the results of operations of this business as discontinued operations.
(b)	2010 includes $80.0 million of voluntary contributions for the Company’s U.S. pension plans. 2009 includes $42.3 million of voluntary contributions for the Company’s U.S. pension plans.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales:
Biocides Products:
- HTH Water Products	$116.0	$241.0	$123.0	$126.2	$606.2
- Personal Care and Industrial Biocides	80.9	84.8	88.5	76.4	330.6
- Wood Protection	57.7	68.3	67.3	61.3	254.6

Total Biocides Products	254.6	394.1	278.8	263.9	1,191.4
Performance Products:
- Performance Urethanes	39.7	43.1	42.8	43.5	169.1
- Hydrazine	4.4	4.2	4.0	4.3	16.9

Total Performance Products	44.1	47.3	46.8	47.8	186.0

Total Sales	$298.7	$441.4	$325.6	$311.7	$1,377.4

Segment Operating Income (Loss) (b):
Biocides Products:
- HTH Water Products (c)	$4.2	$59.5	$3.2	$(0.6)	$66.3
- Personal Care and Industrial Biocides	18.5	17.3	21.2	14.0	71.0
- Wood Protection	(0.9)	2.1	4.8	2.3	8.3

Total Biocides Products	21.8	78.9	29.2	15.7	145.6
Performance Products:
- Performance Urethanes (d)	(2.6)	0.4	0.8	1.3	(0.1)
- Hydrazine (d)	0.8	0.6	0.5	3.4	5.3

Total Performance Products	(1.8)	1.0	1.3	4.7	5.2

	20.0	79.9	30.5	20.4	150.8
General Corporate Expenses (e)	(6.9)	(10.8)	(10.5)	(14.0)	(42.2)

Total Segment Operating Income, including
Equity in Earnings of Affiliated Companies	13.1	69.1	20.0	6.4	108.6
Restructuring and Other Expense (f)	—	—	(0.7)	—	(0.7)
Impairment (f)	—	—	(1.2)	—	(1.2)
Equity In Earnings of Affiliated Companies	(0.2)	(0.1)	(0.1)	(0.2)	(0.6)

Total Operating Income	12.9	69.0	18.0	6.2	106.1
Interest Expense, net	(3.0)	(3.1)	(3.2)	(2.9)	(12.2)

Total Income from Continuing Operations before
Equity in Earnings of Affiliated Companies and Taxes	$9.9	$65.9	$14.8	$3.3	$93.9

	2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales:
Biocides Products:
- HTH Water Products	$102.7	$202.5	$128.1	$117.8	$551.1
- Personal Care and Industrial Biocides	68.1	73.5	77.8	75.6	295.0
- Wood Protection	46.7	62.7	65.5	56.9	231.8

Total Biocides Products	217.5	338.7	271.4	250.3	1,077.9
Performance Products:
- Performance Urethanes	41.0	34.3	35.8	39.1	150.2
- Hydrazine	3.7	4.0	5.0	4.0	16.7

Total Performance Products	44.7	38.3	40.8	43.1	166.9

Total Sales	$262.2	$377.0	$312.2	$293.4	$1,244.8

Segment Operating Income (Loss) (b):
Biocides Products:
- HTH Water Products (g)	$9.3	$45.1	$8.4	$—	$62.8
- Personal Care and Industrial Biocides	11.1	7.2	13.2	10.5	42.0
- Wood Protection	(3.3)	0.5	2.0	(0.7)	(1.5)

Total Biocides Products	17.1	52.8	23.6	9.8	103.3
Performance Products:
- Performance Urethanes	1.9	0.7	2.3	3.4	8.3
- Hydrazine	0.7	0.5	1.0	1.1	3.3

Total Performance Products	2.6	1.2	3.3	4.5	11.6

	19.7	54.0	26.9	14.3	114.9
General Corporate Expenses (e)	(8.6)	(5.0)	(8.2)	(10.4)	(32.2)

Total Segment Operating Income, including
Equity in Earnings of Affiliated Companies	11.1	49.0	18.7	3.9	82.7
Equity In Earnings of Affiliated Companies	(0.1)	(0.1)	(0.2)	(0.2)	(0.6)

Total Operating Income	11.0	48.9	18.5	3.7	82.1
Interest Expense, net	(3.9)	(2.4)	(2.8)	(3.0)	(12.1)

Total Income from Continuing Operations before
Equity in Earnings of Affiliated Companies and Taxes	$7.1	$46.5	$15.7	$0.7	$70.0

(a)	Unaudited. Prior period results have been adjusted to reflect the sale of the industrial coatings business, including a reallocation of certain centralized service costs, which were previously allocated to the industrial coatings business, to the Company’s other businesses.
(b)	Includes equity in earnings of affiliated companies and excludes restructuring and impairment.
(c)	Fourth quarter and year-to-date 2010 include a $1.8 million charge related to a duty claim on certain products imported into France.
(d)	Fourth quarter and year-to-date 2010 includes income of $2.1 million and $1.0 million for Hydrazine and Performance Urethanes, respectively, related to a settlement with a supplier.
(e)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company’s accounts receivable securitization program and certain pension expenses. In addition, third quarter and year-to-date 2009 include $1.1 million of executive severance.
(f)	Third quarter and year-to-date 2010 represent severance and the write-down of a building due to the consolidation of three of the Company’s U.S. research and development facilities.
(g)	Fourth quarter and year-to-date 2009 include a $1.0 million benefit related to the favorable antidumping duty ruling for the period of review from June 1, 2007 through May 31, 2008.